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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statements of Additional Information constituting parts of this Post-Effective Amendment No.19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 21, 1998, relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Report to Shareholders for the Growth and Income Portfolio, the Capital Appreciation Portfolio, the Bond Portfolio, the Intermediate Bond Portfolio and the Tennessee Tax-Free Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Financial Statements" in the Statements of Additional Information.



PricewaterhouseCoopers LLP
Boston, Massachusetts
July 30, 1999